FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Gregory Hunt 781-830-3995 ghunt@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group to Restructure Operations Under Chapter 11

•	Secures $60 Million in DIP Financing

•	Stores will remain open for business as usual

•	Will fund operations, including employee salaries and benefits, and post-petition vendor payments during reorganization process

Canton, Mass., (June 11, 2007) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) today announced that to address its financial challenges and support its ongoing efforts to evolve its home installation and services business model, the Company has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Tweeter has taken this action after determining that a Chapter 11 reorganization is in the best long-term interest of the Company, its employees, customers, creditors, business partners and other stakeholders.

Tweeter also announced that it is has secured a $60 million secured debtor-in-possession (DIP) credit facility provided by General Electric Capital Corporation. Tweeter, through a first day motion, will seek immediate authority to access that post-petition credit facility. Tweeter intends to use the post-petition liquidity to purchase merchandise, pay employee salaries and benefits and for other general corporate purposes.

In conjunction with today’s filing in U.S. Bankruptcy Court for the District of Delaware, the Company filed a variety of “first day motions” to support its employees, vendors, customers and other stakeholders; to obtain interim financing authority and maintain existing cash management programs; to retain legal, financial and other professionals; to support the Company’s reorganization case; and for other relief.

Tweeter expects to continue normal business operations today and throughout the reorganization process. Specifically, it expects to:

•	Keep all previously designated stores open for business as usual;

•	Honor its customer service policies such as returns, exchanges, credits and layaway programs at each store location;

•	Pay vendors, suppliers and other business partners for goods and services provided post-petition; and,

•	Continue to pay employee wages and salaries, offering the same medical, dental, life insurance, disability and other benefits and to accrue vacation and discretionary time without interruption.

“After considering a wide range of alternatives, it became clear that this course of action was a necessary and responsible step toward preserving Tweeter’s viability as we address our financial challenges and work to secure our future,” said Tweeter President and CEO Joe McGuire. “I am confident that, with our tremendous talent pool of the best-trained, most knowledgeable sales and installation teams in the business, we will emerge from this process as a stronger, more competitive organization that is well-positioned to respond to and succeed in the ever-changing consumer electronics industry.”

Additional information on today’s announcement will be available on the Company’s website at www.tweeter.com and at www.kccllc.com.

Safe Harbor Statement
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company. These forward-looking statements include statements regarding the Company’s expectations concerning the bankruptcy process and the continuation of its day to day operations and payments to vendors and employees in the ordinary course. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to obtain approval of the DIP facility; court approval of the Company’s first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company’s ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company’s liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 and other filings with the Securities and Exchange Commission. There can be no assurance that future developments affecting the Company will be those anticipated by management. The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Tweeter
Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named the 2006 Retailer of the Year by Sound and Vision Magazine and a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 130 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, Chicago, the Southeast (including Florida), Texas, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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